Exhibit 3.(i)(b)

                 CERTIFICATE OF INCREASE OF THE NUMBER OF SHARES
                   OF SERIES COMMON STOCK OF TIME WARNER INC.
                    DESIGNATED AS SERIES LMCN-V COMMON STOCK

                         (Pursuant to Section 151 of the
              General Corporation Law of the State of Delaware)

     The Restated Certificate of Incorporation, as amended to date, of Time Warner Inc., a Delaware corporation (the "Corporation"), authorizes
2.45 billion shares of capital stock, which consists of 2.0 billion shares of Common Stock, 200 million shares of Series Common Stock and 250 million shares of Preferred Stock.

     The Corporation certifies that, pursuant to authority conferred on the Board of Directors of the Corporation by its Restated Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, at a meeting thereof duly called and held on July 17, 1997, at which a quorum was present and acting throughout, duly adopted the following resolution:

          RESOLVED that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of its Restated Certificate of Incorporation, as amended, the number of shares of Series Common Stock of the Corporation designated as Series LMCN-V Common Stock, par value $.01 per share, be increased from 60,000,000 to 65,000,000 and that the Chief Executive Officer, the President or any Vice President and the Secretary or any Assistant Secretary of the Corporation be and hereby are authorized and directed in the name and on behalf of the Corporation to execute and file a Certificate of Increase with the Secretary of State of the State of Delaware and to take any and all other actions as they or any one of them deem necessary or appropriate to effectuate this resolution;

     Accordingly, by the filing of this Certificate of Increase, the number of shares of Series Common Stock of the Corporation designated as Series LMCN-V Common Stock, par value $.01 per share, is hereby increased from 60,000,000 to 65,000,000.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Increase to be signed by its Executive Vice President this 12th day of August, 1997.

                              TIME WARNER INC.

                              By ________________________
                                   Peter R. Haje
                                   Executive Vice President